NAVARRE CORPORATION
                      NATIONAL DISTRIBUTION AND WAREHOUSING
                                    AGREEMENT


This Agreement is entered into by the parties hereof as of the 1st day of October, 1997.

NAVARRE CORPORATION ("NAVARRE") is an experienced wholesale distributor of musical, literary, and artistic recordings on various recording media.

The company listed below ("LABEL") has released, and will release during the term of this Agreement, certain Recordings for sale and distribution in the United States through NAVARRE.


MSH MUSIC GROUP
---------------
LABEL Name

3330 Ocean Park Boulevard. Suite 115
------------------------------------
Street Address

Santa Monica. CA 90405
----------------------
City/State/Zip Code


DEFINITIONS:
------------

"Actual Price" shall mean the Base Price adjusted for Growth Incentive Rebates and the discounts and rebates described in Section 2.1 hereto.

"Base Price" shall mean the price of the Recordings to NAVARRE, as set forth on Schedule A hereto.

"Contract Year" shall mean each October 1 through September 30 during the term of this Agreement.

"Recordings" means and includes all of LABEL's musical sound recordings on various recording media (including but not limited to compact disks, cassettes and DVD). A partial listing of the LABEL's catalog of Recordings is shown in Schedule B to this Agreement.

1. APPOINTMENT AND SCOPE.
   ----------------------

1.1 This Agreement will be effective as of October 1, 1997. The initial term will be for approximately three years ending September 30. 2000. Therefore, this Agreement will automatically renew for successive one year periods unless terminated as provided in Section 11.

1.2 Except as described in Schedule 1.2 hereof, LABEL appoints NAVARRE as its exclusive distributor in the United States for sales and the distribution of all of LABEL's content or recordings, through all wholesale and retail sales channels. LABEL represents that all of its current labels are listed on Schedule A hereto. If LABEL markets its Recordings under more than one label, the current labels as shown in Schedule A, and all additional labels created during the term of this Agreement, are included under this appointment. This appointment includes, without limitation, sales to retail outlets, one stops, rack jobbers, military, wholesale clubs, and sales to subdistributors as provided by this Agreement.


2. PRICING: PAYMENT.
   -----------------

2.1 In consideration of the rights granted hereunder and the obligations and covenants of the parties set forth herein, NAVARRE shall pay LABEL a variable cost for each recording calculated in accordance with Schedule 2.1 hereto. NAVARRE agrees that these prices will be no less favorable than the prices that NAVARRE offers to any other labels.

2.2 The current suggested retail prices charged by LABEL for Recordings are shown in Schedule 2.1. LABEL may change the suggested retail price on a prospective basis by issuing new pricing sheets to NAVARRE to reflect price changes and new releases.

2.3 NAVARRE will provide LABEL on a weekly basis with total shipments, by SKU, and also carrying inventory figures through the last business day of the week (normally Friday). This information will be transmitted in electronic form, by title and customer, on the following business day (normally Monday). If electronic link is not possible, hard copies of reports will be mailed each Monday.

2.4 During the period September 1 through December 25 of each year, NAVARRE shall be entitled to retain 20% of the Base Price of all copies of Christmas Recordings sold by NAVARRE during such period as a reserve for returns. This reserve will be reconciled and paid by NAVARRE to LABEL by April 30 of the following year.

2.5 Invoices will be issued weekly by LABEL to NAVARRE from the net total on the Weekly Invoice reports which correspond to each week ending Saturday. Payment terms to LABEL are two percent (2%), sixty (60). Payments will be sent to the LABEL at the end of each week, corresponding to the invoice which comes due on its sixtieth day during that week.

2.6 Within 30 days after the end of each Contract Year, any Growth Incentive Rebate fee payable to LABEL or Charge shall be calculated in accordance with
Schedule 2.1 hereof. If additional money is owed to LABEL, NAVARRE shall pay it within 60 days. If actual amount paid to LABEL for the calendar year is in excess of the amount due LABEL hereunder, NAVARRE may, at its option, either (i) require LABEL to remit the overage to NAVARRE within 60 days or (ii) deduct the overpayment from the next distribution payment(s) that would otherwise be payable to LABEL.

2.7 LABEL also agrees to participate in the following discount programs and prices for such recordings shall be correspondingly reduced from the Base Price described on Schedule 2.1:

          (a) A minimum of two (2) of NAVARRE's three (3) scheduled sell in programs (February/Winter, May/Spring, Fall Buy In). This participation will be in the form of a discount passed on to NAVARRE for all of the LABEL's product sold during the program period. LABEL's participation in such programs shall be at a rate of up to six (6%) percent off of the Base Price at NAVARRE's discretion. Any such discount in excess of six (6%) percent off of the Base Price will have to be agreed to in advance by LABEL unless otherwise agreed in writing by LABEL.

          (b) Standard discounts for NAVARRE's sales to rack jobbers, which is currently in the amount of five (5%) percent off of the Base Price.

          (c) Standard discounts for NAVARRE's sales to military bases and installations, which is currently in the amount of ten (10%) percent off of the Base Price.

2.8 In the event that LABEL reduces the price of any product or offers the product at a lower price, including raising the discount offered, to any other party, LABEL shall promptly credit NAVARRE for the difference between the invoice price charged to NAVARRE and the reduced price for each unit of product held in inventory by NAVARRE on the date the reduced price is first offered. LABEL will also credit NAVARRE for the difference between the invoice price charged to NAVARRE and the reduced price for each unit of product held in inventory by NAVARRE's or its customers on the date the reduced price is first offered by LABEL if NAVARRE's customers request a credit resulting from LABEL's price reduction. Should any of NAVARRE's customers request a price adjustment as outlined in this section, NAVARRE shall provide for an independent third party audit of that customer's inventory upon LABEL's reasonable request and at LABEL's expense. NAVARRE will use commercially reasonable efforts to provide inventory reporting of its customer's inventory. Any such price reduction shall be taken into account in the calculation of amounts payable hereunder.

2.9 No payment or fees shall be payable to LABEL on copies of the Recordings furnished free of charge by LABEL or NAVARRE to third parties for non-resale purposes such as review, advertising, sample, publicity, promotion or like purposes, or copies destroyed by fire or water, or on copies sold at or below the cost of manufacture.

2.10 LABEL shall be responsible for payment directly to the copyright proprietors of any and all mechanical copyright royalties on any and all compositions incorporated into the Recordings at the applicable statutory rates.

2.11 NAVARRE shall provide LABEL with an accounting of all amounts payable to LABEL hereunder within thirty (30) days of the end of each Contract Year. All such accountings rendered by NAVARRE will become final and binding on LABEL and LABEL will neither have nor make any claim against NAVARRE with respect to such statement unless prior to 90 days after the rendering of such statement LABEL advises NAVARRE in writing of any objection to such statement, setting forth the specific basis for objection, in which case such statement shall be binding in all respects except those stated in such written objection.

2.12 LABEL shall have the right, at LABEL's expense, to engage an independent certified public accountant, not then conducting or participating in an audit of NAVARRE's books, to audit relevant portions of NAVARRE's books and records pertaining to monies payable to LABEL hereunder that have not been rendered incontestable, but not more than once in any twelve (12) month period, during normal business hours and upon reasonable notice, and provided that such audit will not be conducted on a contingent fee arrangement.


3. NAVARRE OBLIGATIONS.
   --------------------

3.1 NAVARRE shall use its best efforts and time to promote and sell the Recordings in the ordinary course of its business.

3.2 NAVARRE shall maintain suitable offices, warehousing facilities and adequate staffing for the performance of its duties under this Agreement. NAVARRE shall conduct its business in its own name and shall pay all of its own costs and expenses.

3.3 NAVARRE shall respect the musical, dramatic, artistic and literary rights of LABEL and the property rights of the LABEL, the artists, producers and others in the Recordings, the trade names, trademarks, logos and other information supplied with or that is a part of the Recordings or promotional materials for the Recordings.

3.4 NAVARRE shall promptly pay LABEL according to the payment provisions of this Agreement.

3.5 NAVARRE shall make available to LABEL manufacturing of all forms of CD's, DVD and cassettes upon the pricing and terms established from time to time by separate agreement between the parties.

4. LABEL'S OBLIGATIONS.
   --------------------

4.1 LABEL shall provide NAVARRE with a minimum of 30 releases during the term of this contract.

4.2 LABEL shall accept orders from NAVARRE for the consignment of recordings, and shall promptly deliver against those orders. Recordings will be supplied in industry acceptable packaging with the appropriate UPC sticker or labeling.

4.3 LABEL shall provide NAVARRE with reasonable quantities of no-charge promotional and advertising materials for the recordings, but in no event shall LABEL be required to provide promotional goods, at no charge, in excess of limitations on LABEL as provided in recording Agreements with Artists signed to LABEL.

4.4 LABEL shall consign an inventory of recordings to NAVARRE sufficient to allow both parties to comply with the terms of this Agreement.

4.5 If at any time, for any reason, LABEL has a debit balance with NAVARRE, LABEL will pay NAVARRE the debit balance within sixty (60 days). If all or any portion of the balance remains unpaid after 60 days, NAVARRE shall be entitled, at its option, to (i) withhold future payments due LABEL until such debit balance is paid, and/or (ii) liquidate any inventory of LABEL in the possession or control of NAVARRE and/or (iii) apply any proceeds received from such liquidation towards LABEL's debit balance and/or (iv) manufacture and sell additional Recordings at prices determined by NAVARRE, in its discretion, in quantities sufficient to fully repay all amounts owed by LABEL to NAVARRE and/or
(v) immediately terminate this Agreement without further notice.

4.6 All new pressings covered under the terms of this contract shall include the statement "Distributed by Navarre Corporation, Minneapolis, MN 55428."


5. CONSIGNMENT OF INVENTORY.
   -------------------------

5.1 LABEL will deliver on consignment to NAVARRE's warehousing facilities an inventory of recordings requested by NAVARRE in amounts determined by NAVARRE. LABEL and NAVARRE shall consult regarding the timing and size of manufacturing orders for purposes of coordinating availability of adequate inventory in accordance with the terms and conditions of this Agreement, but NAVARRE shall at all times have the sole authority to determine the amount of inventory stored at its premises, and any excess inventory shall be returned to LABEL or destroyed pursuant to Section 7.2 hereof.

5.2 NAVARRE assumes the risk of loss or damage to consigned recordings from the time of delivery to NAVARRE, until sold or returned to LABEL. If NAVARRE provides manufacturing services to LABEL pursuant to Section 2.7 of this Agreement, NAVARRE shall assume the risk of loss of consigned goods from the time that LABEL becomes liable to pay the cost of manufacturing such goods.

5.3 NAVARRE will pay all expenses incurred after delivery for the protection, sale, warehousing and shipment of recordings.

5.4 LABEL will be responsible for payment of shipping costs for delivery of the recordings to NAVARRE, and the LABEL shall pay for shipping costs for any authorized returns to LABEL (returns will be shipped freight collect).

5.5 NAVARRE will keep books and records showing the transactions made pursuant to this Agreement. NAVARRE's books and records supporting receipts of recordings, shipments of recordings, and all charges applicable to LABEL will be open to inspection upon reasonable advance notice by LABEL during NAVARRE's normal business hours.

5.6 NAVARRE will provide LABEL with a physical inventory, supervised by NAVARRE's CPA firm (currently Ernst & Young), every six months (January and July unless otherwise agreed). LABEL shall also have the right to make its own physical inspection of inventory, upon reasonable advance notice, during NAVARRE's normal business hours.

5.7 The consigned recordings will be safely stored at NAVARRE's warehousing facilities, and will not be removed except upon their sale or return. NAVARRE will keep the inventory adequately insured at its expense against loss or damage, and will have LABEL named as an additional insured.

5.8 Subject to Section 4.5 hereof, title to the consigned recordings shall be and remain in LABEL until sold.

5.9 Shipment discrepancies between the invoice/bill-of-lading provided by LABEL and any damage in transit will be promptly reported.


6. SALES BY NAVARRE.
   -----------------

6.1 NAVARRE is authorized to sell the consigned inventory to its accounts in the United States.

6.2 NAVARRE shall be free to establish, with respect to its agents and distributors, the terms of sale, and cost prices at NAVARRE's discretion.

6.3 LABEL will reorder recordings for delivery to NAVARRE, as reasonably required to maintain adequate inventory, based on the shipping report issued each week and the order requests issued to LABEL by NAVARRE.


7. RETURNS.
   --------

7.1 All defective recordings, either identified upon receipt from LABEL, or determined to be defective when returned from NAVARRE's customers or subdistributors, will be reported to LABEL and placed at its disposition. LABEL shall advise NAVARRE regarding the disposition of defective recordings within 14 days after receipt of notice of defects from NAVARRE. Otherwise, the defective product will be destroyed, at NAVARRE's option. LABEL shall bear all expenses regarding the destruction or other disposition of defective recordings.

7.2 Due to the nature of the consignment, NAVARRE may return for full credit up to 100% of all conforming sound Recordings received from LABEL. Such returns shall be limited to once per month, and shall be made with advance notice to LABEL as to estimated arrival date. Upon advance notice of returns, LABEL shall provide Return Authorization within seven (7) days of notice. NAVARRE shall bear expense and risk of loss of return shipment. LABEL shall issue payment to NAVARRE for such returned products if no balance is then outstanding. If at any time LABEL refuses to accept returns from NAVARRE, NAVARRE may, at its option, destroy the product or arrange for transportation and storage at another location. All costs relating to destruction, transportation and storage of such product shall be paid by LABEL.

7.3 LABEL shall issue an immediate credit for purchase price plus all return freight charges for defective product, and products returned as defective by NAVARRE customers. Upon LABEL recall of products due to defects, NAVARRE shall provide reasonable assistance, at LABEL's expense, in such recall.

7.4 NAVARRE's right to return products shall survive the term and termination of this Agreement. Should NAVARRE have a balance due upon reconciliation of the account for product returns, freight chargebacks, advertising credits, or other upon end of term or termination, LABEL shall issue payment therefor within thirty (30) days of such term or termination. NAVARRE shall use best efforts to return all unsold product within one hundred eighty (180) days of termination of the Agreement.

7.5 NAVARRE will provide LABEL with a weekly customer returns report identifying quantities and titles. All non-defective returns will be processed by NAVARRE, and placed in inventory for resale or returned to LABEL.

8. ADVERTISING AND MARKETING.
   --------------------------

8.1 LABEL agrees to conduct marketing and promotional efforts supporting the sale of recordings at its expense. This may include, but is not limited to, advertising in trade and consumer publications, in-store or media promotions, and promotions for radio airplay.

8.2 LABEL shall provide suitable advertising allowances that can be claimed by NAVARRE or its customers.

8.3 LABEL shall provide to NAVARRE camera ready artwork, free of charge, to be used in advertisements, and other suitable promotional materials for NAVARRE and its customers. NAVARRE agrees to use its best efforts to safeguard these materials and return them to LABEL at their request.

8.4 NAVARRE or its customers may produce their own advertisements or promotional materials for LABEL's recordings, so long as such advertisements and promotional material, or the use thereof, have been approved in advance, in writing, by LABEL. Such approval will not be unreasonably withheld, with decisions being made within five workings days of receipt of written request by NAVARRE.


9. INTELLECTUAL PROPERTY.
   ----------------------

9.1 LABEL grants to NAVARRE the right to use, in connection with sales of Recordings the trademarks and trade names listed in Schedule 9.1. NAVARRE shall have no right to remove or cover such marks on the products and the marks and names shall remain the exclusive property of LABEL.

9.2 LABEL warrants that the recordings, the sale of recordings and the intended use of recordings does not infringe the patent, copyright, trademark or trade name of any third party. LABEL will indemnify and defend NAVARRE against all damages and costs incurred by NAVARRE due to claims of infringement of any patents, copyrights, trademarks, trade secrets, or other proprietary rights in the manufacture or marketing of product. Upon claim of infringement, NAVARRE may, at its option, immediately cease manufacture, sale and distribution of the recordings. Also, LABEL may, at its expense and option, either procure the right to continue using any part of product, replace same with non-infringing product, or modify product to make it non-infringing; should LABEL be unable or unwilling to replace, modify, or procure right to continued use of product within thirty
(30) days of claim notification, NAVARRE may, at its option, return product for a full cash refund of all amounts paid by NAVARRE to LABEL for such Recordings.

9.3 NAVARRE agrees to respect and abide by the terms and conditions of the licensed or transferred use of applicable patents, copyrights, trademarks and trade names for purposes of this Agreement. NAVARRE will indemnify and hold LABEL harmless against claims by third parties respecting breaches of this Agreement by NAVARRE.


10. REPRESENTATIONS AND WARRANTIES.
    -------------------------------

10.1 As an inducement for NAVARRE to enter into this Agreement, LABEL hereby warrants and represents to NAVARRE as follows:

          (a) CORPORATE EXISTENCE. POWER AND AUTHORITY. LABEL is a corporation duly organized and validly existing in the State of ______________, and is fully qualified to do business and in good standing in the State of _____________, and in every other jurisdiction wherein the nature of its businesses or the character of its properties makes such qualification necessary, and has all requisite power and authority to carry on its businesses as now conducted and as presently proposed to be conducted. LABEL has full power and authority to execute and deliver this Agreement, the Note, the Security Agreement and all other documents contemplated herein and therein (collectively, the "Borrower Documents") and to incur and perform its obligations hereunder and thereunder. The Borrower Documents each constitute the legal, valid and binding obligations of LABEL enforceable in accordance with their respective terms.

          (b) LICENSES: ROYALTIES AND INFRINGEMENT. LABEL possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its respective business substantially as now conducted and as presently proposed to be conducted. There does not exist and there is no reason to anticipate that there may exist, any liability to LABEL with respect to any claim of infringement regarding any patent, copyright, trademark, trade name or other intellectual property right relating to the releases. LABEL is current on all license and royalty payments owned, including, without limitation, artist royalties and mechanicals.

          (c) DEFAULT. LABEL is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its respective property is bound or affected.

          (d) CONSENTS. No consent, approval, order or authorization of any governmental authority or any third party is required in connection with the execution and delivery of LABEL Documents, or any of the agreements or instruments herein mentioned or the carrying out or performance of any of the transactions required or contemplated hereby or thereby or, if required, such consent, approval, order or authorization has been obtained by LABEL prior to the date hereof.

          (e) OWNERSHIP. The shareholders, officers and directors of LABEL are listed on Schedule 10.1(e) hereto. Except as described on Schedule 10.1(e), none of the persons listed owns, controls, is employed by or affiliated with any recording company or label other than LABEL.


11. TERMINATION.
    ------------

11.1 The initial term of this Agreement shall be three (3) years. Thereafter, the Agreement shall automatically renew for additional one (1) year periods.

11.2 LABEL may terminate this Agreement, without cause, if it has been in effect for a period of at least one year. LABEL must give NAVARRE at least ninety (90) days advance written notice of termination. Upon such notice, NAVARRE shall not be required to make further payments to LABEL for a period of one hundred eighty
(180) days after the date the termination is effective.

Upon termination by LABEL without cause, it shall pay to NAVARRE for the loss of the rights granted under this Agreement, as liquidated damages and not as a penalty, a dollar amount derived from the gross margins that would have been realized by NAVARRE during the remaining term of this Agreement. For this calculation, the "gross margin percentages" realized by NAVARRE from the shipment and sale of recordings over the six month period preceding the giving of notice will be used to determine the average gross margin dollars realized per month. This dollar amount will then be multiplied by the months remaining in the term of the Agreement. NAVARRE's invoice for this amount shall include documentation to support its calculation. Payment shall be made within 30 days. LABEL shall have the right to audit NAVARRE's books and recordings to confirm the accuracy of NAVARRE's calculation of a basis for this payment, provided that LABEL shall place the amount of such payment in an escrow account pending verification of the amount of the audit. As used herein, "gross margin percentage" is defined as the sell price NAVARRE charges its customers minus the Base Price NAVARRE pays LABEL (as defined in Schedule 2.1) divided by the sell price NAVARRE charges its customers.

11.3 After one year, NAVARRE may terminate this Agreement, without cause, by giving LABEL 90 days notice of its intent to terminate. Both parties agree to as smooth a transition as possible.

11.4 This Agreement may be terminated for cause upon the material breach by LABEL or NAVARRE of any obligation created hereunder. Except as otherwise provided in this Agreement, such termination shall be effected by the giving of 30 days written notice of the intent to terminate. The notice must give details of the claimed breach, and the party given the notice shall have the 30 day period to cure before the termination will be effective. If the breach by NAVARRE or LABEL is payment to the other party, the party given the notice shall have a 10-day period to cure before termination will be effective.

11.5 In the event either NAVARRE or LABEL files or becomes subject to a petition in bankruptcy, or other assignment for the benefit of creditors, such event may constitute a material breach and may be cause for termination of this Agreement under the standard termination clause contained herein. In such event, all consigned goods held by NAVARRE shall be delivered to LABEL, or held for LABEL's benefit at a location designated by LABEL.

11.6 At the end of term or termination of this Agreement for any reason, NAVARRE may return products in lieu of payment on account for one hundred eighty (180) days. At the end of the one hundred eighty (180) days, NAVARRE may keep products and pay LABEL therefor. Prices and payment schedule for such products shall be as mutually agreed at that time. If LABEL and NAVARRE are unable to agree upon such prices and payment schedule within ten (10) days following the expiration of said one hundred eighty (180) day period, NAVARRE will return all products for credit or if there is a balance owed to NAVARRE, LABEL shall pay NAVARRE within thirty (30) days.


12. RELATIONSHIP 0F THE PARTIES.
    ----------------------------

12.1 Neither party to this Agreement is the employee, agent or legal representative of the other for any purpose whatsoever.


13. GENERAL PROVISIONS.
    -------------------

13.1 This Agreement shall be governed by the laws of the state of Minnesota. Any dispute arising out of this Agreement shall be brought and prosecuted in a court within Hennepin County Minnesota. For this purpose, LABEL, appoints the Secretary of State of Minnesota as its agent for services of process in the event that NAVARRE is unable to serve process on LABEL at its last known business address.

13.2 This Agreement may be assigned by either party subject to the written consent of both parties and said consent will not be unreasonably withheld. Said assignment shall not unreasonably impair the rights of the non-assigning party and shall not be on terms less favorable than the terms set forth in this Agreement

13.3 This Agreement supersedes all prior oral or written proposals and communications between the parties related to this Agreement, and shall not be modified, rescinded, waived or otherwise changed except with the written consent of the parties. This contract sets forth the entire Agreement between the parties with respect to the subject matter hereof.

13.4 Each party confirms that no inducements, promises or representations, not written herein, caused it to enter into this Agreement.


The parties, by the actions of their authorized representatives, have executed this Agreement, including the attached Schedules, as of the date first mentioned above.

LABEL:                                       NAVARRE:

/s/ Richard Schulenberg                      /s/ Guy M. Marsala
--------------------------                   ----------------------------
Signature                                    Signature

Richard Schulenberg                          Guy M. Marsala
--------------------------                   ----------------------------
Typed/Printed Name                           Typed/Printed Name

President                                    COO
--------------------------                   ----------------------------
Title                                        Title

                                LIST OF SCHEDULES
                          TO DISTRIBUTION AGREEMENT OF
                                 October 1, 1997
                                     BETWEEN
                                 MSH MUSIC GROUP
                                       AND
                               NAVARRE CORPORATION


          A                  Current Labels
          B                  LABEL's Catalog of Recordings
          1.2                Scope of Exclusive Distribution
          2.1                Actual Price
          9.1                Trademark and Trade Names
          10.1(e)            Shareholders, Officers and Directors of LABEL

                                  SCHEDULE 2.1
                            TO DISTRIBUTION AGREEMENT
                              DATED OCTOBER 1, 1997
                                     BETWEEN
                                       MSH
                                       AND
                               NAVARRE CORPORATION

Current Pricing:

            Suggested       Base Price            Suggested          Base Price
             Retail $      to NAVARRE(1)           Retail $        to NAVARRE(1)
             --------      -------------           --------        -------------

               3.49            1.46                 16.98              8.84
               4.98            2.08                 17.98              9.15
               5.98            2.39                 18.98              9.72
               6.98            3.12                 19.98              10.19
               7.98            3.74                 23.98              11.96
               8.98            4.26                 25.98              12.69
               9.98            4.89                 27.98              13.94
               10.98           5.30                 29.98              14.98
               11.98           6.34                 30.98              15.44
               12.98           6.81                 31.98              15.96
               13.98           7.38                 32.98              16.43
               14.98           7.80                 33.98              16.95
               15.98           8.37                 39.98              19.97

(1) This pricing is based on an estimated Base Price before any discounts described in Section 2.6 and exclusive of Growth Incentive Rebates or Charges. Any discounts shall apply immediately but, with respect to Growth Incentive Rebates or Charges, the Actual Price to NAVARRE shall be calculated on an annual basis.

         NAVARRE's Annual Net Payments                      Growth
            to LABEL for Recordings                     Incentive Rebate
            -----------------------                     ----------------

              0-$2,000,000                                      0
              $2,000,000 - $4,000,000                           2%
              $4,000,000 - $8,000,000                           4%
              $8,000,000 - $12,000,000                          5%
              $12,000,000 - $15,000,000                         6%
              $15,000,000 and over                              7%

                                   SCHEDULE A
                                 CURRENT LABELS
                                 --------------

    Current MSH Music Group Labels:
                                      MSH RECORDS
                                      MSH/OUTWEST RECORDS
                                      (a children's label to be designated)

                                   SCHEDULE B
                          LABEL'S CATALOG OF RECORDINGS
                          -----------------------------

     Current MSH Music Group Recordings:

                  Van-Pires Soundtrack                John Entwistle and guests
                  Nothin' On But The Radio            T.G. Sheppard
                  Cowboy Attitude                     Misti Pierson
                  Freedom                             Sheena Easton (Licensed)
                  106 Ike and Tina Turner Masters

                                  SCHEDULE 1.2
                         SCOPE OF EXCLUSIVE DISTRIBUTION
                         -------------------------------

         Expressly excluded from this Distribution Agreement are distribution of video product oilier than music videos, record clubs, and electronic distribution of recorded product. All other distribution is as set forth in Paragraph 1.2 of this Distribution Agreement.

                                  SCHEDULE 9.1
                            TRADEMARK AND TRADE NAMES
                            -------------------------

         Label is currently using the following trademarks and trade names:

                            MSH MUSIC GROUP
                            MSH ENTERTAINMENT CORP.
                            MSH RECORDS
                            MSH/OUTWEST RECORDS

                                SCHEDULE 10.1(e)
                  SHAREHOLDERS. OFFICERS AND DIRECTORS OF LABEL
                  ---------------------------------------------

         MSH Music Group is presently a division of MSH ENTERTAINMENT CORP., a publicly traded Utah Corporation (NASDAQ). Shortly, MSH Music Group will be incorporated separately as a wholly owned subsidiary of MSH ENTERTAINMENT CORP.

                         MSH ENTERTAINMENT CORP.
                         -----------------------
                         Chairman:  Robert Maerz
                         President: Jonathan Stathakis
                         Executive Vice President: Andrew Steiner
                         Executive Vice President: Richard Schulenberg

                         MSH MUSIC GROUP (Pending)
                         -------------------------
                         Director:  Robert Maerz
                         Director Jonathan Stathakis
                         Director:  Richard Schulenberg
                         Chairman:  Robert Maerz